Supplement No. 1 to prospectus	Filed pursuant to Rule 424(b)(3)
File No. 333-171478

PROSPECTUS SUPPLEMENT
INNOLOG HOLDINGS CORPORATION

This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus dated January 14, 2011 with respect to the sale of 46,277,303 shares of our common stock by certain selling shareholders, including any amendments or supplements thereto.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.  SEE “RISK FACTORS” BEGINNING ON PAGE 5 OF THE PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH AN INVESTMENT IN OUR SECURITIES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this supplement is March 23, 2011

This prospectus supplement (“Supplement”) is part of and should be read in conjunction with the prospectus of Innolog Holdings Corporation dated January 14, 2011 (the “Prospectus”).  Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

The purpose of this Supplement is to revise the disclosure at page 45 of the Prospectus in the section of the Prospectus titled, “Directors and Executive Officers - Involvement in Certain Legal Proceedings” to read as follows:

Involvement in Certain Legal Proceedings

To the best of our knowledge, with the exception of the matters described below relating to Mr. Danielczyk, none of our directors or executive officers has, during the past ten years, been involved in any legal proceedings described in subparagraph (f) of Item 401 of Regulation S-K.

In July 2002 Reli-Communications, Incorporated, a company based in Virginia, filed a petition for relief under Chapter 7 of the U. S. Bankruptcy Code.  Mr. Danielczyk was the company’s President and Chairman.

In 2007, Mr. Danielczyk was named a subject of a government investigation concerning alleged violations of campaign finance laws.  As a result of the investigation, Mr. Danielcyzk and another person were indicted by a federal grand jury in Alexandria, Virginia on February 16, 2011.